SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549





                                 FORM 8-K


                              CURRENT REPORT


                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)October 19, 1995


              DEAN WITTER REALTY INCOME PARTNERSHIP III, L.P.
          (Exact name of registrant as specified in its charter)


          Delaware                    0-18146                 13-3293754
(State or other jurisdiction        (Commission          (I.R.S. Employer
    of incorporation)               File Number)        Identification No.)


  Two World Trade Center, New York, New York                  10048
   (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code           (212) 392-1054



       (Former name or former address, if changed since last report)

Item 5.  Other Events

     On October 19, 1995, the Partnership entered into an agreement with an unaffiliated party to sell the land and buildings which comprise the Delta Center, Fashion Corners, Hall Road Crossing and Westland Crossing shopping centers. These shopping centers in the aggregate consist of approximately 676,000 rentable square feet.

     As part of the agreement, two affiliated public partnerships, Dean Witter Realty Income Partnership II, L.P. and Dean Witter Realty Yield Plus, L.P., also agreed to sell certain shopping centers owned by them.

     Under the agreement, the sale of Westland Crossing may be delayed or cancelled if a replacement is not obtained for an anchor tenant which will vacate the center upon expiration of its lease on January 31, 1996. A replacement tenant has signed a letter of intent to lease this space, but there is no assurance a lease can be consummated in time or on terms to complete the sale of Westland Crossing.

     The buyer is conducting its due diligence review, and may terminate the agreement at any time through November 30, 1995. Accordingly, there can be no assurance that the Partnership's properties identified above will be sold.

     The sale is scheduled to close December 11, 1995, but the date may be accelerated or postponed.


                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY INCOME PARTNERSHIP III, L.P.

                       By: Dean Witter Realty Income Properties III Inc. Managing General Partner


                       By:  /s/E. Davisson Hardman, Jr.
                            E. Davisson Hardman, Jr.
                            President




Date:  November 3, 1995